EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-100891 of Wynn Resorts, Limited on Form S-8 and Registration Statement No. 333-111064 of Wynn Resorts, Limited on Form S-3 of our report dated March 5, 2004 appearing in this Annual Report on Form 10-K of Wynn Resorts, Limited for the year ended December 31, 2003.

Deloitte & Touche LLP

Las Vegas, Nevada

March 10, 2004